EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. Reports Earnings of $2.5 Million for the Third Quarter and $7.0 Million for the First Nine Months of 2015

Board Declares a Regular Dividend of $.08 and a Special Dividend of $.20

MCLEAN, Va., Oct. 22, 2015 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (NASDAQ:SONA), the holding company for Sonabank, announced today that net income for the third quarter and nine months ended September 30, 2015 was $2.5 million and $7.0 million, respectively, compared to $2.1 million and $5.5 million during the third quarter and the first nine months of 2014. Third quarter diluted earnings per share were $.20 compared to $.17 in the third quarter of last year.

Highlights of the Bank's performance were as follows:

  Earnings for the nine months were up 26% over the same period the prior year.
  Loan growth continued to be robust with net loans increasing 3.9% during the quarter and 12.2% for the year to date. Loans purchased from Southern Trust Mortgage (STM) accounted for 48% of the growth for the year to date.
  Asset quality continued to be strong. Non-performing assets (excluding the guaranteed portion of SBA loans) declined from $14.0 million at the end of 2014 to $11.2 million at the end of the third quarter of 2015. In percentage terms of total assets that was a decline from 1.60% to 1.14%.
  Southern Trust Mortgage had a good quarter earning $1.2 million of which our share was $492 thousand.

Southern National's Total Risk-Based Capital Ratio at the end of September 2015 was 14.86% and the Tier 1 Risk-Based Capital Ratio was 13.83%. Both ratios are significantly above regulatory minimums to be well capitalized. The Corporation's tangible book value per share at the end of 2014 was $8.36 and had increased to $8.90 at September 30, 2015.

We continued our previously announced share repurchase program during the third quarter, buying back a total of 31,166 shares during the quarter at an average price of $11.41.

In view of continued strong earnings and strong capital ratios, the Board of Directors has declared a special dividend and maintained the regular dividend. The special dividend will be $.20 per share and the regular dividend will be $.08 per share as it was last quarter. Both will be payable November 20, 2015 to shareholders of record on November 9, 2015. Georgia Derrico, Chairman and CEO commented: "We are pleased to be able to declare another special dividend. We believe that while share repurchases are useful, special dividends are fair for all shareholders. It is a concrete way to reward all shareholders for their support. "

Net Interest Income

Net interest income was $9.2 million in the quarter ended September 30, 2015 compared to $8.8 million during the same period last year. Sonabank's net interest margin was 3.87% in the third quarter of 2015 compared to 4.59% during the comparable quarter last year. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $573 thousand to net interest income during the three months ended September 30, 2015, compared to $834 thousand during the third quarter of 2014. Other factors that resulted in the decline were: (1) the weighted average interest rate on loans decreasing from 5.15% to 4.86% from the third quarter of 2014 to the third quarter of 2015, primarily because of the volume of single-family residential loans purchased from STM during the period; (2) the average balance of other earning assets, which is primarily interest earning balances at the Federal Reserve Bank (FRB), was $38.9 million more in the third quarter of 2015 compared to the same period last year which decreased the net interest margin by approximately 14 basis points. The FRB balances were unusually high during this period in anticipation of loan growth and certificate of deposit maturities. Going forward, we expect cash balances to be held at a lower level; (3) the cost of funds increased from 0.71% for the three months ended September 30, 2014, to 0.96% for the three months ended September 30, 2015, as a result of increased retail money market rates and lengthening certificate of deposit maturities.

Net interest income was $27.1 million during the nine months ended September 30, 2015, compared to $24.3 million during the comparable period in the prior year. Sonabank's net interest margin was 4.07% in the first nine months of 2015 compared to 4.67% during the same period last year. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and PGFSB contributed $2.0 million to net interest income during the nine months ended September 30, 2015, compared to $2.3 million during the same period in 2014. Other factors that resulted in the decline were the same as those described in the previous discussion about the quarterly results.

Noninterest Income

During the third quarter of 2015 Sonabank had noninterest income of $964 thousand compared to noninterest income of $609 thousand during the third quarter of 2014. We recognized income from our equity investment in STM in the amount of $492 thousand compared to $176 thousand during the same quarter last year.

Noninterest income increased to $3.1 million in the first nine months of 2015 from $1.9 million in the first nine months of 2014. We recognized income from our equity investment in STM in the amount of $1.3 million during the nine months ended September 30, 2015 compared to $507 thousand during the same period last year. We closed on STM in May 2014, therefore, we recognized approximately four and one half months of income in the nine months ended September 30, 2014. In the second quarter of 2015 we transferred from our held-to-maturity (HTM) portfolio all of the trust preferred securities and a non-government sponsored residential collateralized mortgage obligation (CMO) that had previously been classified as other than temporarily impaired to the available-for-sale (AFS) classification. We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand. Due to the significant deterioration in these issuers' creditworthiness and the current conditions for a possible sale of these securities, we feel that our change in classification does not taint our intention to hold to maturity in regards to the remainder of our HTM portfolio.

During the nine months ended September 30, 2014, we sold part of our investment in CapitalSouth Partners Fund III, a Small Business Investment Company, for a gain of $202 thousand. There were OTTI charges of $41 thousand for one trust preferred security during the nine months ended September 30, 2014.

Noninterest Expense

Noninterest expenses were $5.6 million and $17.0 million during the third quarter and the first nine months of 2015, respectively, compared to $5.3 million and $15.5 million during the same periods in 2014. During the nine months ended September 30, 2015, we had losses on Other Real Estate Owned (OREO) of $640 thousand because of impairment recognized on five OREO properties. This was partially offset by gains on the sale of two properties in the amount of $280 thousand, resulting in a net loss of $360 thousand. The net gain on OREO for the nine months ended September 30, 2014 was $433 thousand. The gain in 2014 resulted from the sale of eight OREO properties at a gain of $1.1 million, the sale of three properties at a loss of $466 thousand, and impairment of $160 thousand on two properties. Merger expenses were $65 thousand in the third quarter of 2014 and $487 thousand during the first nine months of 2014. There were no such expenses in 2015. Employee compensation increased by $1.0 million compared to the first nine months of 2014, mainly as a result of the PGFSB merger. Total full time equivalent employees increased from 153 as of June 30, 2014 to 180 as of September 30, 2015 primarily as a result of the PGFSB merger.

Loan Portfolio

The composition of Sonabank's loan portfolio consisted of the following at September 30, 2015 and December 31, 2014:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	September 30, 2015			December 31, 2014
Loans secured by real estate:
Commercial real estate - owner-occupied	$ --	$ 141,091	$ 141,091	$ --	$ 136,597	$ 136,597
Commercial real estate - non-owner-occupied	--	249,665	249,665	--	200,517	200,517
Secured by farmland	--	588	588	--	612	612
Construction and land loans	--	59,317	59,317	--	57,938	57,938
Residential 1-4 family	13,693	156,277	169,970	14,837	123,233	138,070
Multi- family residential	--	19,528	19,528	--	21,832	21,832
Home equity lines of credit	21,673	12,071	33,744	23,658	9,751	33,409
Total real estate loans	35,366	638,537	673,903	38,495	550,480	588,975

Commercial loans	--	116,193	116,193	--	114,714	114,714
Consumer loans	--	1,472	1,472	--	1,564	1,564
Gross loans	35,366	756,202	791,568	38,495	666,758	705,253

Less deferred fees on loans	1	(2,014)	(2,013)	1	(1,782)	(1,781)
Loans, net of deferred fees	$ 35,367	$ 754,188	$ 789,555	$ 38,496	$ 664,976	$ 703,472

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Net loan growth has been strong as seen below at over 18% annualized for the past four quarters

		1-4 Family
		Purchases		Growth
	Non-residential	from STM	Total	%
3rd Quarter 2015	$ 8,449	$ 20,899	$ 29,348	3.90%
2nd Quarter 2015	20,137	10,429	30,566	4.24%
1st Quarter 2015	15,828	9,607	25,435	3.65%
4th Quarter 2014	24,442	12,906	37,348	5.67%

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended September 30, 2015 was $850 thousand, compared to $975 thousand for the same period last year. For the nine months ended September 30, 2015, the loan loss provision was $2.9 million compared to $2.3 million for the same period last year. Charge offs for the three and nine months ended September 30, 2015 were $766 thousand and $2.4 million, respectively. Charge offs for the three and nine months ended September 30, 2014 were $1.2 million and $2.4 million, respectively.

Non-covered OREO as of September 30, 2015 was $11.2 million compared to $13.1 million as of the end of the previous year. That included the two properties in the amount of $1.3 million, net of write-downs, which we transferred into OREO during the second quarter of 2015. During the third quarter we received cash payments reducing the carrying amount to $770 thousand. During the first nine months of 2015 we disposed of one non-covered property acquired in the PGFSB acquisition in which we recorded a gain of $277 thousand. We also sold one non-covered property acquired in the GAB acquisition in the amount of $3.0 million resulting in a small gain.

Non-covered nonaccrual loans were $4.6 million, all of which were fully covered by SBA guarantees at September 30, 2015 compared to $5.7 million ($4.7 million of which were loans fully covered by SBA guarantees) at the end of last year. The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets improved from 1.60% at the end of 2014 to 1.14% at September 30, 2015. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia's allowance for loan losses as a percentage of non-covered total loans at September 30, 2015 was 1.08%, compared to 1.11% at the end of 2014. Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $102.7 million at September 30, 2015 up from $96.3 million at December 31, 2014.

Securities in our investment portfolio as of September 30, 2015 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $21.7 million and residential government-sponsored collateralized mortgage obligations totaling $3.1 million callable agency securities in the amount of $53.9 million

  municipal bonds in the amount of $17.7 million with a taxable equivalent yield of 3.38% and ratings ranging from Aaa to A1 (Moody's) and AAA to AA- (Standard & Poor's)

  trust preferred securities in the amount of $6.3 million, $4.1 million of which is Alesco VII A1B which is rated A3 (Moody's) and BBB (Fitch)

During the third quarter of 2015, we purchased $9.0 million of callable agency securities, and one callable agency security in the amount of $2.0 million was called.

Deposits

Total deposits were $830.7 million at September 30, 2015 compared to $742.4 million at December 31, 2014.   Noninterest-bearing demand deposits were $72.0 million at September 30, 2015 up from $69.6 million at December 31, 2014.

Stockholders' Equity

We continued our previously announced share repurchase program during the third quarter, buying back a total of 31,166 shares during the quarter at an average price of $11.41.

After the buyback, total stockholders' equity increased from $114.0 million at December 31, 2014 to $120.3 million at September 30, 2015 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 13.83% and 13.74% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of September 30, 2015.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.018 billion at September 30, 2015. Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket, Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$ 51,536	$ 38,320
Investment securities-available for sale	4,124	2,285
Investment securities-held to maturity	98,574	94,058
Stock in Federal Reserve Bank and Federal Home Loan Bank	5,835	5,681
Loans receivable, net of unearned income	789,555	703,472
Allowance for loan losses	(8,158)	(7,414)
Net loans	781,397	696,058
Intangible assets	11,672	11,868
Bank premises and equipment, net	9,067	9,453
Bank-owned life insurance	21,954	20,990
FDIC indemnification asset	3,217	3,571
Other assets	30,511	34,361
Total assets	$ 1,017,887	$ 916,645

Liabilities and stockholders' equity
Demand deposits	$ 96,230	$ 94,578
Money market accounts	145,782	137,297
Savings accounts	44,143	44,155
Time deposits	544,548	466,395
Securities sold under agreements to repurchase and other short-term borrowings	55,945	29,044
Federal Home Loan Bank advances	5,000	25,000
Other liabilities	5,934	6,197
Total liabilities	897,582	802,666
Stockholders' equity	120,305	113,979
Total liabilities and stockholders' equity	$ 1,017,887	$ 916,645

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Interest and dividend income	$ 11,148	$ 9,984	$ 32,315	$ 27,551
Interest expense	1,965	1,172	5,181	3,293
Net interest income	9,183	8,812	27,134	24,258
Provision for loan losses	850	975	2,875	2,344
Net interest income after provision for loan losses	8,333	7,837	24,259	21,914
Account maintenance and deposit service fees	243	220	703	594
Income from bank-owned life insurance	160	159	464	455
Equity income from mortgage affiliate	492	176	1,270	507
Net impairment losses recognized in earnings	--	--	--	(41)
Net gain on sale of available for sale securities	3	--	523	--
Gain on sale of other assets	--	--	7	202
Other	66	54	161	145
Noninterest income	964	609	3,128	1,862
Employee compensation and benefits	2,892	2,671	8,531	7,487
Occupancy expenses	1,001	999	3,132	2,906
FDIC assessment	174	149	502	401
Change in FDIC indemnification asset	105	403	351	837
Net (gain) loss on other real estate owned, net	97	(194)	360	(433)
Other expenses	1,302	1,261	4,105	4,255
Noninterest expense	5,571	5,289	16,981	15,453
Income before income taxes	3,726	3,157	10,406	8,323
Income tax expense	1,245	1,049	3,455	2,801
Net income	$ 2,481	$ 2,108	$ 6,951	$ 5,522

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Per Share Data :
Earnings per share - Basic	$ 0.20	$ 0.18	$ 0.56	$ 0.47
Earnings per share - Diluted	$ 0.20	$ 0.17	$ 0.56	$ 0.47
Book value per share			$ 9.86	$ 9.54
Tangible book value per share			$ 8.90	$ 8.44
Weighted average shares outstanding - Basic	12,222,173	11,970,734	12,316,143	11,724,245
Weighted average shares outstanding - Diluted	12,341,084	12,062,656	12,435,144	11,772,080
Shares outstanding at end of period			12,202,243	12,194,570

Selected Performance Ratios and Other Data:
Return on average assets	0.97%	1.00%	0.96%	0.97%
Return on average equity	8.22%	7.48%	7.93%	6.77%
Yield on earning assets	4.70%	5.21%	4.84%	5.30%
Cost of funds	0.96%	0.71%	0.90%	0.74%
Net interest margin	3.87%	4.59%	4.07%	4.67%
Efficiency ratio (1)	53.96%	58.20%	55.90%	61.20%
Net charge-offs to average loans	0.09%	0.18%	0.29%	0.39%
Amortization of intangibles	$ 66	$ 61	$ 196	$ 151

			As of
			September 30,	December 31,
			2015	2014

Stockholders' equity to total assets			11.82%	12.43%
Tier 1 risk-based capital ratio			13.83%	15.19%
Intangible assets:
Goodwill			$ 10,514	$ 10,514
Core deposit intangible			1,158	1,354
Total			$ 11,672	$ 11,868

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$ 4,589	$ 5,652
Loans past due 90 days and accruing interest			--	--
Other real estate owned			11,169	13,051
Total nonperforming assets			$ 15,758	$ 18,703
Allowance for loan losses to total non-covered loans			1.08%	1.11%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			1.14%	1.60%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $4.6 million and $4.7 million at September 30, 2015 and December 31, 2014, respectively.
CONTACT: R. Roderick Porter, President
         Phone: 202-464-1130 ext. 2406
         Fax: 202-464-1134
         Southern National Bancorp of Virginia Inc.
         NASDAQ Symbol SONA
         Website: www.sonabank.com